EXHIBIT 99.1

COMMUNITY BANK
ANNOUNCES CONSOLIDATION OF BRANCHES

Washington, Pennsylvania – June 29, 2020 – Community Bank (the “Bank”), the bank subsidiary of CB Financial Services, Inc. (NASDAQGM: CBFV), today announced that it has filed notice with its regulators of its plans to consolidate its Monessen branch office located at 565 Donner Avenue, Monessen, Pennsylvania, with its nearby Rostraver branch office located at 1670 Broad Avenue, Belle Vernon, Pennsylvania, and consolidate its Bethlehem branch office located at 1090 East Bethlehem Boulevard, Wheeling, West Virginia, with its nearby Woodsdale branch office located at 875 National Road, Wheeling, West Virginia. The proposed consolidation date is September 30, 2020. Following consolidation, the Monessen and Bethlehem locations will no longer operate as branch offices.

“The decision to consolidate our Monessen and Bethlehem branches followed a thorough review of our operations and is based primarily on the close proximity to other Community Bank branches,” said Barron P. McCune, Jr., President and Chief Executive Officer of the Bank. “Transaction counts in all branches are declining, especially in light of measures taken due to COVID-19. Over the years, we have offered some of the best on-line and mobile banking services available to consumers today and customers have responded by using them more and more each day. The added convenience and ease of transacting business without needing to come into a branch has become so popular with customers that it has reduced usage of some branch locations. Monessen has been temporarily closed since mid-May due to the pandemic and limitations with the facility in a socially distant environment. All employees will be retained and relocated to one of our other locations. Customers of the Monessen branch will continue to be served through our nearby Rostraver branch, as well as the nearby Monongahela branch. Customers of the Bethlehem branch will continue to be served through our nearby Woodsdale branch, as well as the nearby Warwood branch. We remain committed to superior customer service. At the same time, we continue to develop an efficient branch network that will meet the changing needs of our market area.”

About CB Financial Services, Inc.
CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates sixteen offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.

For more information about CB Financial Services, Inc. and Community Bank, visit our website at www.communitybank.tv.

Contact:
Barron P. McCune, Jr.
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903